Exhibit 99.1
News Release
CONTACT:
Cameron Golden
Director of Investor Relations/Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
Web site address: www.cousinsproperties.com
COUSINS ADDS CHARLESWORTH TO BOARD OF DIRECTORS
     Addition of Former Cousins CIO Expands Board Size to 10
ATLANTA (December 10, 2009) – Cousins Properties Incorporated (NYSE: CUZ) announced today that Tom G. Charlesworth, 60, has been elected to the Board of Directors. Mr. Charlesworth is the Company’s former executive vice president and chief investment officer, having retired from the Company in 2006. During his 15-year tenure at Cousins, Mr. Charlesworth held several senior management positions at the Company, including chief financial officer and general counsel.
“Tom Charlesworth has been an integral contributor to the growth of Cousins over the years. We are thankful he has agreed to come out of retirement to serve on the Board,” noted Larry Gellerstedt, President and CEO of Cousins.
 Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail, and land development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.
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CUZ Adds Charlesworth to the Board

December 10, 2009
Certain matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk.  These include, but are not limited to, general and local economic conditions (including the current general recession and state of the credit markets), local real estate conditions (including the overall condition of the residential and condominium markets), the activity of others developing competitive projects, the risks associated with development projects (such as delay, cost overruns and leasing/sales risk of new properties), the cyclical nature of the real estate industry, the financial condition of existing tenants, interest rates, the Company’s ability to obtain favorable financing or zoning, environmental matters, the effects of terrorism, the ability of the Company to close properties under contract and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including those described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Current Report on Form 8-K filed on September 14, 2009.  The words “believes,” “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in any forward-looking statement are reasonable, the Company can give no assurance that these plans, intentions or expectations will be achieved. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.